Exhibit 99.1

ViewRay Reports Fourth Quarter and Full Year 2019 Results

CLEVELAND, March 12, 2020 — ViewRay, Inc. (Nasdaq: VRAY) today announced financial results for the fourth quarter and full year ended December 31, 2019. A supplemental presentation for today's conference call is included on the Company's website at http://investors.viewray.com/events/event-details/q4-2019-viewray-inc-earnings-conference-call.

Full Year 2019 Highlights:

•	Total revenue of $87.8 million compared to 2018 revenue of $81.0 million, which is primarily from 15 revenue units including two system upgrades in each respective year.
•	Received 22 new orders for MRIdian systems, including three upgrades, totaling $118.5 million, compared to 23 new orders totaling $140.7 million in 2018.
•	Total backlog increased to $227.3 million as of December 31, 2019, compared to $212.3 million as of December 31, 2018.
•

Cash and cash equivalents were $226.8 million as of December 31, 2019. The Company received aggregate net proceeds of $138.4 million, after deducting underwriting discounts and commissions and offering expenses payable by the Company, from its December 2019 offering.

Fourth Quarter 2019 Summary:

•

Total revenue was $16.5 million in the quarter, primarily from three revenue units including one system upgrade, compared to $20.7 million, primarily from four revenue units including one system upgrade, for the same period last year.

•

Received four new orders for MRIdian systems totaling approximately $21.2 million in the fourth quarter of 2019, compared to eight new orders for MRIdian systems totaling approximately $48.7 million for the same period last year.

“In 2019 we built significant organizational expertise, made progress on our innovation and clinical pipelines, and fortified our balance sheet,” said Scott Drake, President and CEO. “As we look at 2020, our commercial and operational activities are being impacted by the coronavirus and may be further impacted depending upon how the situation unfolds. As we look beyond the coronavirus uncertainty, we are confident in the capabilities we have built and how MRIdian is positioned to improve the paradigm of care."

Financial Results

Total revenue for the three months ended December 31, 2019 was $16.5 million compared to $20.7 million for the same period last year. Total revenue for the full year 2019 was $87.8 million compared to $81.0 million for the full year 2018.

Total cost of revenue for the three months ended December 31, 2019 was $20.4 million compared to $20.1 million for the same period last year. Total cost of revenue was $93.3 million for the full year 2019 compared to $74.4 million for the full year 2018.

Total gross (loss) profit for the three months ended December 31, 2019 was $(3.9) million, compared to $0.6 million for the same period last year. Total gross (loss) profit for the full year 2019 was $(5.5) million compared to $6.6 million for the full year 2018.

Total operating expenses for the three months ended December 31, 2019 were $28.4 million, compared to $22.1 million for the same period last year. Total operating expenses for the full year 2019 were $115.3 million for the full year 2019 compared to $81.7 million for the full year 2018.

Net loss for the three months ended December 31, 2019 was $35.2 million, or $0.31 per share, compared to $16.7 million, or $0.17 per share, for the same period last year. Net loss for the full year 2019 was $120.2 million, or $1.18 per share, compared to $79.1 million, or $0.98 per share, for the full year 2018.

ViewRay had total cash and cash equivalents of $226.8 million at December 31, 2019. From its December 2019 offering, the Company received aggregate net proceeds of $138.4 million, after deducting underwriting discounts and commissions and offering expenses payable by the Company.

Financial Guidance

For the full year 2020, ViewRay anticipates total revenue to be in the range of $58 - $95 million, and total cash usage to be in the range of $60 - $80 million. Most notably, commercial and operational activities are being impacted and may be further impacted by the coronavirus. ViewRay has nine planned installations in 2020 in regions that have travel restrictions currently in place.

Conference Call and Webcast

ViewRay will hold a conference call to discuss results on Thursday, March 12, 2020 at 4:30 p.m. ET / 1:30 p.m. PT. The dial-in numbers are (844) 277-1426 for domestic callers and (336) 525-7129 for international callers. The conference ID number is 6095383. A live webcast of the conference call will be available on the investor relations page of ViewRay's corporate website at www.viewray.com.

After the live webcast, a replay of the webcast will remain available online on the investor relations page of ViewRay's corporate website, www.viewray.com, for 14 days following the call. In addition, a telephonic replay of the call will be available until March 19, 2020. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the conference ID number 6095383.

About ViewRay

ViewRay, Inc. (Nasdaq: VRAY), designs, manufactures and markets the MRIdian® radiation therapy system. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian's high-definition MR was purpose built to address specific challenges, including beam distortion, skin toxicity, and other concerns that potentially may arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the rate of new orders, upgrades and installations, ViewRay's financial guidance for the full year 2020 and ViewRay's conference calls to discuss its fourth quarter 2019 and year to date results. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to commercialize MRIdian Linac System, demand for ViewRay's products, the ability to convert backlog into revenue, and the timing of delivery of ViewRay's products, the timing, results and other uncertainties associated with clinical trials, the ability to raise the additional funding needed to continue to pursue ViewRay's business and product development plans, the inherent uncertainties associated with developing new products or technologies, competition in the industry in which ViewRay operates and overall market conditions. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its 2019 Quarterly Reports on Form 10-Q, as updated periodically with the company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

VIEWRAY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Gross Orders	$21,210	$48,700	$118,488	$140,717
Backlog	$227,312	$212,311	$227,312	$212,311

Revenue:
Product	$14,029	$19,389	$79,504	$76,626
Service	2,321	1,155	7,803	3,861
Distribution rights	119	119	475	475
Total revenue	16,469	20,663	87,782	80,962
Cost of revenue:
Product	17,078	16,958	80,446	66,522
Service	3,325	3,105	12,814	7,837
Total cost of revenue	20,403	20,063	93,260	74,359
Gross margin	(3,934)	600	(5,478)	6,603
Operating expenses:
Research and development	6,659	4,014	23,794	16,520
Selling and marketing	5,961	5,038	25,806	15,062
General and administrative	15,829	13,043	65,717	50,113
Total operating expenses	28,449	22,095	115,317	81,695
Loss from operations	(32,383)	(21,495)	(120,795)	(75,092)
Interest income	330	2	1,721	8
Interest expense	(1,425)	(1,943)	(4,327)	(7,701)
Other income (expense), net	(1,731)	6,696	3,202	6,389
Loss before provision for income taxes	$(35,209)	$(16,740)	$(120,199)	$(76,396)
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	$(35,209)	$(16,740)	$(120,199)	$(76,396)
Amortization of beneficial conversion feature related to Series A convertible preferred stock	—	—	—	(2,728)
Net loss attributable to common stockholders, basic and diluted	$(35,209)	$(16,740)	$(120,199)	$(79,124)
Net loss per share, basic and diluted	$(0.31)	$(0.17)	$(1.18)	$(0.98)
Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	114,585,685	95,822,255	102,001,954	81,123,140

VIEWRAY, INC.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$226,783	$167,432
Accounts receivable	16,817	36,867
Inventory	55,031	49,462
Deposits on purchased inventory	6,457	8,142
Deferred cost of revenue	3,466	9,736
Prepaid expenses and other current assets	3,310	6,045
Total current assets	311,864	277,684
Property and equipment, net	23,399	13,958
Restricted cash	1,404	1,933
Intangible assets, net	55	—
Right-of-use assets	11,720	—
Other assets	1,577	1,395
TOTAL ASSETS	$350,019	$294,970
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,739	$10,207
Accrued liabilities	21,390	9,983
Customer deposits	9,662	19,968
Operating lease liability, current	2,264	—
Current portion of long-term debt	1,556	—
Deferred revenue, current portion	10,457	13,731
Total current liabilities	59,068	53,889
Deferred revenue, net of current portion	3,553	5,744
Long-term debt	53,995	55,364
Warrant liability	5,373	11,844
Operating lease liability, noncurrent	10,479	—
Other long-term liabilities	1,377	820
TOTAL LIABILITIES	133,845	127,661
Commitments and contingencies (Note 6)
Stockholders’ equity:
Convertible preferred stock, par value $0.01 per share; 10,000,000 shares authorized at December 31, 2019 and 2018; no shares issued and outstanding at December 31, 2019 and 2018	—	—
Common stock, par value of $0.01 per share; 300,000,000 shares authorized at December 31, 2019 and 2018; 147,191,695 and 96,332,023 shares issued and outstanding at December 31, 2019 and 2018	1,462	952
Additional paid-in capital	733,888	565,334
Accumulated deficit	(519,176)	(398,977)
TOTAL STOCKHOLDERS’ EQUITY	216,174	167,309
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$350,019	$294,970

Contact:

Investor Relations:

Michaella Gallina

Vice President, Chief of Staff, Head of Investor Relations and Communications

ViewRay, Inc.

1-844-MRIdian (674-3426)

Email: investors@viewray.com

Media Enquiries:

Karen Hackstaff

Vice President, Strategy and Brand

ViewRay, Inc.

Phone: +1 408-242-2994

Email: media@viewray.com